AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                            COMPLETE MANAGEMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          New York                                                 11-3149119
(State or Other Jurisdiction                                    (I.R.S. Employer
     of Incorporation or                                         Identification
        Organization)                                                Number)

                              254 West 31st Street
                          New York, New York 10001-2813
                                 (212) 868-1188
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                                  -------------

                              Steven M. Rabinovici
                      Chairman and Chief Executive Officer
                            Complete Management, Inc.
                              254 West 31st Street
                          New York, New York 10001-2813
                                 (212) 868-1188

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all correspondence to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                           450 Park Avenue, Suite 902
                          New York, New York 10022-2605
                          Telephone No. (212) 838-8040
                             Fax No. (212) 838-9190

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                  -------------

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box |_|.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

                         CALCULATION OF REGISTRATION FEE

===========================================================================================
   Title of Each     Amount to be      Proposed            Proposed            Amount of
Class of Securities   Registered       Maximum             Maximum         Registration Fee
 to be Registered                   Offering Price    Aggregate Offering
                                     Per Share(1)          Price(1)
-------------------------------------------------------------------------------------------
Common Stock
$.001 par value         671,720        $12.6875          $8,522,447.5          $2,582.56
===========================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the American Stock Exchange on January 28, 1997 of $12.6875.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 1997.

PROSPECTUS

                                 671,720 Shares
                            COMPLETE MANAGEMENT, INC.
                          Common Stock, $.001 Par Value

                                  -------------

     This Prospectus relates to the public offering of shares of common stock (the "Shares") of Complete Management, Inc. ("CMI") which may be offered by certain shareholders (the "Selling Shareholders"). The Shares may be offered from time to time in transactions on the American Stock Exchange ("AMEX"), in negotiated transactions not on the AMEX, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). To the extent required, information regarding the specific Shares to be offered and sold, the names of the Selling Shareholders, the public offering price, the names of any such broker/dealer or agent and any applicable commissions or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus supplement. See "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by CMI.

                                  -------------

     See "Investment Considerations" on page 5 hereof for a discussion of certain factors that should be considered by prospective purchasers of the Shares.

                                  -------------

     On January 28, 1997 the closing sale price of the Shares on the AMEX was $12.6875 per share. The Shares are listed on the AMEX under the symbol "CMI."

                                  -------------

     The Selling Shareholders and any broker/dealers or agents that participate with the Selling Shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(ii) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  -------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                The date of this Prospectus is January __, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMI OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

     CMI is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by CMI may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

     The Common Shares of CMI are listed on the AMEX, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning CMI may be inspected at the AMEX, at 86 Trinity Place, New York, New York 10006-1881.

     CMI has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

     CMI intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. In addition, CMI is required to file periodic reports on Forms 8-K, 10-Q and 10-K with the Commission and make such reports available to its shareholders.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by CMI with the Commission are incorporated in this Prospectus by reference:

     (1) CMI's Annual Report on Form 10-K, as amended the fiscal year ended December 31, 1995 filed pursuant to the Exchange Act;

     (2) CMI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 filed pursuant to the Exchange Act;

     (3) CMI's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 filed pursuant to the Exchange Act; and

     (4) CMI's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 filed pursuant to the Exchange Act.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     CMI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Complete Management, Inc., 254 West 31st Street, New York, New York 10001-2813,
(212) 868-1188, Attention: Steven M. Rabinovici, Chairman and Chief Executive Officer.

                                   THE COMPANY

     CMI was incorporated in New York on December 31, 1992. Its principal executive office is located at 254 West 31st Street, New York, New York 10001-2813, telephone number (212) 868-1188.

                            INVESTMENT CONSIDERATIONS

     Prospective investors should carefully consider the following matters relating to the business of CMI and the securities offered hereby.

     Complete Management, Inc. ("CMI") acquired the assets and business of Medical Management, Inc. ("MMI") and Advanced Alliance Management Corp. ("AAMC"), on January 3, 1996 and October 2, 1996, respectively, each through a merger (the "MMI Merger" and the "AAMC Merger," respectively) into wholly owned subsidiaries of CMI. Unless otherwise indicated, all references to the Company herein include CMI, MMI, AAMC and any of their respective subsidiaries. "MMI and AAMC" refers to those entities before the mergers.

     Ratios of Debt to Net Tangible Book Value and Earnings to Fixed Charges. At September 30, 1996, CMI had a net tangible book value of $25.9 million and its ratio of total debt to net tangible book value was 1.85 to 1. Giving pro forma effect at September 30, 1996 to all acquisitions through November 15, 1996 and the issuance in December 1996 of an aggregate principal amount of $28,750,000 of Convertible Subordinated Debentures Due December 15, 2003 (the "Debentures"), the Company's consolidated assets would have been approximately $163 million, its long term debt would have been $70 million and its ratio of total debt to net tangible book value would have been 1.73 to 1. If the Company experiences unanticipated costs, write-offs of investments or other assets or operating or other losses, the Company's leverage could increase. Such increased leverage (i) could adversely affect the ability of the Company to obtain additional financing in the future for working capital, capital expenditures or other purposes, should it need to do so, (ii) will require that a substantial portion of the Company's cash flow from operations be dedicated to debt service, (iii) could place the Company at a competitive disadvantage, if it is more highly leveraged than its competitors, and (iv) could make the Company more vulnerable to a downturn in its business.

     Assuming that the Debentures, an aggregate principal amount of $40,250,000 of Convertible Subordinated Debentures issued by the Company in June 1996 (the "First Series Debentures") and an aggregate principal amount of $5,000,000 of Convertible Subordinated Notes evidencing loans made by certain Selling Shareholders to the Company in March and July 1996 (the "Convertible Subordinated Notes") had been outstanding during 1995, the ratio of pro forma consolidated 1995 income, before income taxes, to fixed charges would have been
1.23 to 1.

     Dependence on Principal Client. All of the net revenues of CMI in 1994 and 1995 and approximately 62% of the pro forma combined net revenue of CMI, MMI, AAMC and other companies acquired in 1995 were earned under management contracts with Greater Metropolitan Medical Services ("GMMS"), the Company's first and largest client, and a substantial part of the growth in the Company's business is a direct result of the growth of the GMMS medical practice. The continued vitality of the GMMS medical practice is subject to numerous risks, including the loss of its key medical personnel, malpractice claims and liability for failure to comply with applicable regulations. There is no assurance that GMMS will continue to operate successfully. For the nine months ended September 30, 1996 owner physician payroll and entity income at GMMS showed a loss of $263,000, as compared to income of $770,000 in 1995. The Company believes that this loss principally results from an increase of $1,187,000 in medical personnel payroll at GMMS as GMMS increased its professional staff in expectation of future higher levels of operation. A continuation of these deficits at GMMS, or its failure to operate successfully, could jeopardize GMMS' ability to pay management fees to the Company. Moreover, although the Practice Management Services Agreement (the "PMSA") and the Management Services Agreement for Magnetic Resonance Imaging Practice (the "MSA") between the Company and GMMS, which cover all management services provided to GMMS, expire June 2025 and July 2001, (with a provision for the automatic extension of the MSA in five year intervals at the option of MMI), respectively, there is no assurance that the Company and GMMS will continue to maintain a productive working relationship. The founder of GMMS, Dr. Lawrence Shields, and his son, Dennis Shields, are principal shareholders of the Company.

     Dependence on Third-Party Payor Reimbursements; Possible Decreases in Reimbursement Rates. For the year ended December 31, 1995, approximately 46% and 20% of the revenues of GMMS came from no-fault insurance carriers and workers' compensation insurers, respectively. Payments from these sources generally have long collection cycles. The Company's engagement by its clients is based, in part, on such clients' belief in the Company's receivables collection skills and its ability to collect such payments for them as expeditiously as feasible. If the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services could be adversely affected. To the extent that the medical practices receiving the Company's services are dependent on third-party payors, changes in such payors' policies that reduce reimbursement rates could impair clients' ability to pay management fees to the Company.

     Risk of Lower Margins. Certain services offered by the Company are provided in accordance with fee schedules based on the Company's estimate of the cost of providing these services. Such fee schedules are not readily subject to modification. Accordingly, an unanticipated increase in costs, such as those for personnel, space, equipment or capital, would have a substantial and adverse impact on the Company's operating margins and net income. There is no assurance that the Company's actual costs will not exceed its estimated costs. Both the professional fees earned by hospitals and medical practices and the cost of providing non-medical services to them vary substantially with the nature of the medical activities undertaken, the effectiveness of the medical services provided, the location of the hospital or medical practice and numerous other factors. Further, there is no assurance that the Company's future business relationships will provide margins comparable to those currently earned under the PMSA and MSA.

     Inability to Collect or Delay in Collecting Management Fees. Collection by the Company of its management fees may be adversely affected by the uncollectibility of its clients' medical fees from third-party payors (including workers' compensation insurers, no-fault insurance carriers, no-fault payment pool, Medicare and commercial insurers) or by the long collection cycles for those receivables, even though clients of the Company are liable for the Company's fees regardless of whether they receive payment for their medical services. The Company has historically deferred collecting amounts owed to it when its clients have experienced delays in collecting from third-party payors. The requirements of many third-party payors regarding claims submission are detailed and complex and payments may be delayed or refused if the payors' requirements are not complied with in full. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims, refuse, as matter of business practice, to pay claims unless submitted to arbitration. It is the Company's experience that insurance carriers delay payment of claims until just prior to the arbitration hearing. The Company's management has determined, based on actual results, industry factors, and GMMS' historical collection experience prior to its association with the Company, that this entire collection process generally spans a period averaging approximately three years. As a result, the Company requires more capital to finance its receivables than do businesses with shorter receivable collection cycles. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payor's allowable fee standards. The Company is generally prepared to take all legally available steps, including arbitration, to collect the receivables generated by its clients, whether owned by the Company or by the client. Nevertheless, some of those receivables may be uncollectible if third-party payors determine that the Company's clients performed medically unnecessary procedures, charged excessive fees for procedures, or completed claim forms improperly. The inability of the Company's clients to collect their receivables could adversely affect their ability to pay the Company's fees.

     Inability to Collect Loans to Clients. The Company has provided financing to GMMS and other clients, either through loans or the purchase of receivables, to open or renovate offices, acquire medical practices, add medical specialties and acquire diagnostic imaging and other equipment. When the Company makes loans to its clients it generally takes a security interest in the assets of such clients (including receivables not otherwise assigned to the Company) to secure repayment. Inasmuch as clients' receivables may also secure payment to the Company of any unpaid management fees from such clients, there is a risk that its clients will be unable to repay such loans on a timely basis, if at all, and, in any such event, that the Company's security interest in its clients' receivables will be inadequate to repay both the loan obligations and other amounts due to the Company.

     Inability to Effect Expansion Strategy. The Company's expansion strategy includes increasing the number and type of medical practices to which it provides management services in its current market, other areas in New York State and selected other markets including New Jersey, and securing contracts on behalf of its clients with managed care organizations. The Company intends to identify high volume medical practices to be acquired by existing clients or to become clients of the Company, possibly in conjunction with the Company's purchase of certain fixed assets and/or accounts receivable of such medical practice. There is no assurance, however, that suitable medical practices will be identified which are either willing to be acquired or to contract for the management services offered by the Company. Moreover, there is no assurance that the Company can expand its business into other parts of New York State or into other states. In order to operate effectively in such new locations, the Company must achieve acceptance in the local market and, in order to operate in other states, the Company must adapt its procedures to each such state's regulatory requirements and systems.

     Management of Growth and Expansion. The Company is undergoing substantial growth. This growth places significant demands on the Company's management, and its technical, financial and other resources. To manage its growth effectively, the Company must maintain a high level of operational quality and efficiency, continue to enhance its operational, financial and management systems and expand, train and manage its management and staff. Through September 30, 1996, the Company has rendered its services primarily to a single multi-office medical practice and thus has only limited experience in simultaneously providing physician practice management services to several practices. To execute its growth strategy, the Company plans to significantly increase the number of physician practices under management. There can be no assurance that the Company will be able to manage growth effectively, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Shares and Debentures.

     Cost Containment and Reimbursement Trends. Government and private third-party payors are seeking to contain healthcare costs by imposing lower reimbursement and higher utilization rates and negotiating reduced payment schedules with service providers. One method for achieving this objective has been the use of a resource-based relative value scale ("RBRVS") payment methodology for physician services implemented by the federal government through the Medicare program. The RBRVS began to cover certain physician services in 1992 and will be fully phased in on December 31, 1996. RBRVS is a fee schedule that pays similarly situated physicians the same amount for the same services, with certain geographical and other adjustments. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. RBRVS has reduced payment rates for certain of the procedures historically provided by the physician groups managed by the Company. Management estimates that 22% of the 1995 revenues of physician groups to which the Company now provides broad based management services are derived from government sponsored healthcare programs (principally, Medicare, Medicaid and state reimbursed programs) subject to the RBRVS. RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant fee for service payment methodology. Widespread implementation of such RBRVS-type programs could reduce payments by third-party payors. Rates paid by many private third-party payors, including those that provide Medicare supplemental insurance, are based on the physician and hospital's usual and customary charges which are generally higher than Medicare payment rates. A decrease in the number of privately insured patients seen by the practices managed by the Company could cause the revenues of such practices to decrease and in turn adversely affect the Company's results of operations. Thus, there can be no assurance that the Company's revenues from its relationship with such affiliated physicians will be sufficient to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have an adverse effect on the Company's operations. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise.

     Risks Associated with Capitated Fee Arrangements. Physicians and other healthcare providers are, increasingly, being asked to provide professional services on a risk-sharing or capitated basis. Under these arrangements, the healthcare provider often receives a predetermined amount per patient per month in exchange for providing specified services to patients covered by the arrangement. Such arrangements pass the economic risk of providing care from the payor to the provider. Capitated fee arrangements are relatively new but are rapidly becoming important in the New York marketplace. While the growth of such arrangements could result in greater predictability of revenues for those clients of the Company who enter into such arrangements, it may create new risks and uncertainties for the profitability of these clients and their ability to pay the Company's management fees. Additionally, the Company may be required to negotiate capitated fee arrangements for its clients to maintain their competitive position in the marketplace. There can be no assurance that the Company will be able to negotiate satisfactory arrangements for its clients or be able to provide the service of negotiating such arrangements at commercially reasonable rates. To the extent that medical practice clients have reduced profitability as a result of capitated fee arrangements there can be no assurance that the Company will be able to derive sufficient revenues from its relationships with such clients to maintain profitability or sustain its current level of operations.

     Government Regulation. The healthcare industry is highly regulated by numerous laws and regulations at the federal, state and local levels. Regulatory authorities have broad discretion to interpret and enforce these laws and promulgate corresponding regulations. Violations of these laws and regulations (as determined by agencies or judicial authorities) may result in substantial criminal and/or civil penalties and disqualification from participation in Medicare, Medicaid and other payor programs. The Company believes that its current operations are in material compliance with these laws and regulations and the structure of the Company's relationships with its medical practice and hospital clients (including GMMS, the Company's principal medical practice client, whose 95% shareholder, Dr. Lawrence Shields, is a founder and principal shareholder of the Company) is similar in material respects to that of many firms in the physician practice management industry. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation, many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has neither obtained nor applied for an opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Thus, there is no assurance that the Company's operations have been in compliance at all times with all such laws and regulations. Nor is there assurance that a court or regulatory authority will not determine that the Company's past, current or future operations (including the purchase and lease-back of client assets, the provision of financing to new or existing clients, the purchase of client accounts receivable and, if appropriate, the granting of an equity interest in the Company to a client) violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. For example, if the Company were determined to be a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines, and an injunction preventing continuation of its business. The following are among the laws and regulations that affect the Company's operations and development activities: Corporate Practice of Medicine; Fee Splitting; Self-Referral Laws; Anti-Kickback and Anti-Trust Laws; Certificates of Need; Regulation of Diagnostic Imaging Facilities; No-Fault Insurance and Workers' Compensation.

     In addition, the federal government and New York State are considering numerous new laws and regulations that, if enacted, could result in comprehensive changes to the health industry and the payment for, and availability of, healthcare services.

     Many aspects of the laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations or to prosecutions which may have uncertain merit, by a variety of state and federal governmental authorities. If the Company or any of its physician or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines, injunctive relief and disqualification from participation in Medicare, Medicaid and other payor programs. Such developments could limit the Company's ability to provide or could restrict or make unprofitable some of the services the Company provides to its clients, generally.

     Dependence Upon Key Personnel. The Company is dependent upon the expertise and abilities of its management, including its Chairman and Chief Executive Officer, Steven Rabinovici. The loss of the services of Mr. Rabinovici or other key members of management could have a material adverse effect on the business of the Company. The Company is also indirectly dependent on Dr. Lawrence W. Shields and other senior physicians at GMMS, whose loss could adversely affect GMMS' practice and the financial condition and results of operations of the Company. The Company is the beneficiary of key man insurance policies on the lives of Steven M. Rabinovici and Dr. Lawrence W. Shields in the amounts of $2,000,000 and $10,000,000, respectively.

     Competition. The medical practice management field is highly competitive. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. The Company expects that more competition will develop, in part as a result of its having demonstrated that management companies can operate in the highly regulated New York environment. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company.

     Technological Obsolescence. Both the software and hardware used by the Company in connection with the services it provides have been subject to rapid technological change. Although the Company believes that this technology can be upgraded as necessary, the development of new technologies or refinements of existing technology could make the Company's existing equipment obsolete. Although the Company is not currently aware of any pending technological developments that would be likely to have a material adverse effect on its business, there is no assurance that such developments will not occur.

     Liability to Clients' Patients and Others; Insurance. If misdiagnoses are made by the Company's clients using equipment furnished by the Company or if clients' patients or operating personnel suffer injury as a result of using such equipment or if persons are injured on premises leased by the Company to its clients, liability claims could be filed by such client or patient, as the case may be, against the Company. Further, any substantial liability incurred by a client not covered by insurance could impair that client's ability to pay management fees to the Company. While the Company seeks to protect itself from liability claims both by requiring that its clients carry substantial medical malpractice and other liability insurance and by carrying its own general liability insurance, there is no assurance that such insurance would be adequate to fund such claims or that the insurance companies would not find a basis to deny coverage.

     Control by Certain Shareholders. Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, the founders of the Company, are parties to a shareholders' agreement (the "Shareholders' Agreement") pursuant to which they have agreed that until June 1, 2005, they will vote all of their shares of CMI in favor of the election to the Board of Directors of the Company of the nominees approved by the Board and will vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is Chairman of the Board and Chief Executive Officer of the Company and Mr. Jacaruso is Vice Chairman of the Board and President of the Company. Dr. Shields is the Company's largest shareholder and the father of Dennis Shields, who is Executive Vice President and a Director of the Company. Marie Graziosi is the wife of David Jacaruso. Messrs. Rabinovici, Jacaruso, Dennis Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially own an aggregate of 2,219,581 shares or 22.1% of the Company's outstanding shares of common stock ("Common Shares") and, accordingly, as long as they vote as required by the Shareholders' Agreement, may be in a position to elect all of the persons nominated by the Board of Directors. Furthermore, such control may adversely affect the market price of the Common Shares by deterring any unsolicited acquisition of the Company.

     Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the New York Business Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company.

     Potential Adverse Impact on Market Price of Securities; Shares Eligible for Future Sale. Sales of substantial amounts of the Company's securities in the public market after this offering or the perception that such sales may occur could materially adversely affect the market price of the Common Shares. The Company's officers and directors, other than Steven Hirsh, have agreed with the representatives in the Company's December 1996 public offering that they will not sell or otherwise dispose of any Common Shares, or any securities convertible into Common Shares, without the prior written consent of such representatives until June 9, 1997. After that date, an aggregate of 2,789,368 Common Shares will become eligible for sale pursuant to Rule 144 and the limitations specified therein. All of the Common Shares into which the Debentures or the First Series Debentures are convertible will be salable publicly immediately upon their conversion. Sales in the public market of substantial numbers of Common Shares can be expected to affect the price of the Common Shares and could impair the Company's ability to raise additional capital through equity offerings. Securities of many companies, in particular, newer and smaller companies, have experienced substantial fluctuations and volatility that in some cases have been unrelated or disproportionate to the performance of the companies themselves. Any such fluctuations, or general economic or market trends, could adversely affect the price of the Common Shares.

                                     ------

     Prospective investors should also carefully consider the following matters which will become applicable to the business of the Company and the securities offered hereby if the Company consummates a proposed merger with Amedisys, Inc. ("Amedisys"). At present, there is no binding agreement for the consummation of the merger. Consummation of the merger is subject to a number of material conditions and, accordingly, no assurances can be given that the merger will be consummated.

     Classification of Physicians and Nurses as Independent Contractors; Potential State and Federal Tax Liability. Amedisys contracts with physicians and nurses as independent contractors, rather than employees, to fulfill some of its supplemental staffing obligations. Therefore, Amedisys has not withheld federal or state taxes based on income, made federal or state unemployment tax payments or provided workers' compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. Management of Amedisys believes that classification of physicians and nurses as independent contractors is standard industry practice and proper for federal tax purposes. A contrary determination by federal taxing authorities or a change in existing law could materially adversely affect Amedisys and its operations. Most state taxing authorities either have not challenged or have accepted the classification of contract physicians and nurses as independent contractors. Amedisys' records regarding independent contractors have been reviewed by federal taxing authorities and no significant issues have been identified. Amedisys is currently under review by the Louisiana Department of Labor. Management of Amedisys believes that the ultimate resolution of this review will not have a significant effect on Amedisys' financial position or results of operations. However, there are some states in which the independent contractor classification of physicians and nurses is or has been under administrative or judicial review.

     Corporate Exposure to Professional Liabilities. Due to the nature of its business, including its direct employment of healthcare providers, Amedisys and certain physicians who provided services on its behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the alleged negligence of nurses placed by Amedisys in home healthcare and supplemental staffing settings. In addition, Amedisys could be exposed to liability based on the negligence of physicians operating in Amedisys' outpatient surgery centers. To the extent such nurses or physicians were regarded as agents of Amedisys in the practice of medicine, Amedisys could be held liable for any medical negligence of such persons. In addition, Amedisys could be found in certain instances to have been negligent in performing its contract management services for hospital and clinics even if no agency relationship exists between Amedisys and such physicians. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

     Relationships with Other Organizations. The development and growth of Amedisys' business largely depends on having close working relationships with health maintenance organizations, preferred provider organizations, hospitals, clinics, nursing homes, physician groups, and other healthcare providers. Although Amedisys has established such relationships, there is no assurance that existing relationships will be successfully maintained and that additional relationships will be successfully developed and maintained in the future.

     Dependence upon Management. Amedisys is dependent upon the expertise and the abilities of its management, including its Chief Executive Officer, William
F. Borne. Amedisys maintains key employee life insurance upon Mr. Borne's life in the amount of $4.5 million. The loss of the services of Mr. Borne or other key members of management could have a material adverse effect of the business of Amedisys.

                              SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders, the Shares owned beneficially by each of them, as of January 27, 1997, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Shareholders, except as indicated, was an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                                                    Percentage of
                                      Number of     Number of    Number of Shares   Shares Owned
                                       Shares      Shares that    Owned After the     After the
         Selling Shareholders          Owned       May Be Sold       Offering         Offering
         --------------------          -----       -----------       --------         --------
William Harris & Co. Employee's
Profit Sharing Trust(1)               109,277(2)     102,277           6,500              *

HFF Partners(3)                        50,000(4)      50,000               0              *

Astro Communications, Inc.(5)          52,777(6)      52,777               0              *

William Fontanetta(7)                  44,444(8)      44,444               0              *

Gregory Heinemann(9)                   44,444(10)     44,444               0              *

WHI Growth Fund, LP                   138,889(4)     138,889               0              *

Harris Foundation # 2                  84,044(11)     69,444          14,600              *

Irving Harris Foundation               34,878(12)     27,778           7,100              *

Fred Holubow                           13,889(4)      13,889               0              *

Irving Harris Foundation A             27,778(4)      27,778               0              *

Irving Harris Foundation B             27,778(4)      27,778               0              *

Couderay Partners                      62,222(13)     22,222          40,000              *

Irving B. Harris Grandchildrens'
Charity Trust                          22,222(4)      22,222               0              *

Suzanne F. Kahn Revocable Trust
dtd. 10/16/87                          16,667(4)      16,667               0              *

InterEquity Capital Partners, L.P.     11,111(14)     11,111               0              *

----------

*    Less than 1%
(1) Steven A. Hirsh, a director of CMI, is the trust's portfolio manager with investment power.
(2) Includes 94,444 Shares issuable within 60 days of the effective date of this offering upon conversion of Convertible Subordinated Notes and 8,333 Shares issued by CMI pursuant to a subordinated loan agreement dated October 6, 1995.
(3)  Mr. Hirsh is a general partner in this partnership with investment power.
(4) Consists of Shares issuable within 60 days of the effective date of this offering upon conversion of Convertible Subordinated Notes.
(5) Mr. Hirsh is the President and Chief Executive Officer of Astro Communications, Inc.

(6) Consists of 44,444 Shares issuable within 60 days of the effective date of this offering upon conversion of Convertible Subordinated Notes and 8,333 Shares issued by CMI pursuant to a subordinated loan agreement dated October 6, 1995.

(7) Mr. Fontanetta is the Chief Executive Officer of Intertech/Penta Group, Inc. ("Intertech/Penta"), a wholly owned subsidiary of CMI.

(8) Consists of Shares issued by CMI to Mr. Fontanetta in connection with the merger of Intertech Corporation into a wholly owned subsidiary of CMI in July 1996. Mr. Fontanetta was a 50% shareholder in Intertech Corporation.

(9)  Mr. Heinemann is President of Intertech/Penta.

(10) Consists of Shares issued by CMI to Mr. Heinemann in connection with the merger of Intertech Corporation into a wholly owned subsidiary of CMI in July 1996. Mr. Heinemann was a 50% shareholder in Intertech Corporation.

(11) Includes 69,444 Shares issuable within 60 days of the effective date of this offering upon conversion of Convertible Subordinated Notes.

(12) Includes 27,778 Shares issuable within 60 days of the effective date of this offering upon conversion of Convertible Subordinated Notes.

(13) Includes 22,222 Shares issuable within 60 days of the effective date of this offering upon conversion of Convertible Subordinated Notes.

(14) Consists of Shares issued by CMI pursuant to a loan agreement dated September 29, 1995.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this Offering. The Shares may be offered from time to time in transactions on the AMEX, in negotiated transactions not on the AMEX, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any broker/dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such broker/dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, the public offering price, the names of any broker/dealers or agents, and any applicable commissions or discounts with respect to any particular offer.

     In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than selling commissions. The expenses payable by the Company are estimated to be $19,000.

               LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

     The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

     The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the Business Corporation Law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022. Members of the firm beneficially own on aggregate of 116,194 shares of the Company's Common Stock.

                                     EXPERTS

     The audited financial statements included (incorporated by reference) in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell or a solicitation of 671,720 an offer to buy any of the securities offered hereby to Shares of Common Stock any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

                             ----------------------

                                TABLE OF CONTENTS

                                                                            Page

Available Information......................................................... 3
Incorporation of Certain Documents
  by Reference................................................................ 4
The Company................................................................... 4
Investment Considerations..................................................... 5
Selling Shareholders..........................................................12
Plan of Distribution..........................................................13
Limitation of Directors' Liability;
  Indemnification.............................................................14
Legal Matters.................................................................14
Experts.......................................................................14


                                    671,720
                             Shares of Common Stock


                           Complete Management, Inc.


                                ----------------
                                   PROSPECTUS
                                ----------------


                                January __, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The Company's expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

SEC Registration Fee.................................................$  2,582.56
Printing expenses....................................................$  1,000.00
Accounting fees and expenses.........................................$  5,000.00
Legal fees and expenses..............................................$ 10,000.00
Miscellaneous expenses...............................................$    417.44
                                                                     -----------
      Total..........................................................$ 19,000.00
                                                                     ===========
* estimated

Item 15. Indemnification of Directors and Officers

     Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

     (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     Payment of indemnification other than by court award is as follows:

     (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

     (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

     (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

     (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

     (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

     (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

     The Company's certificate of incorporation provides as follows:

     SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

                                      * * *

     EIGHTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Business

Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits

Exhibit No.   Description
-----------   -----------

4.1           Specimen Stock Certificate.(1)

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered.

23.1          Consent of Arthur Andersen LLP

23.2          Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit
              5.1)

25.1          Power of Attorney

----------
(1) Previously filed as a similarly numbered Exhibit to CMI S-1 Registration Statement No. 33-97894.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration agreement:

          (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on the 29th day of January 1997.

                                        COMPLETE MANAGEMENT, INC.

                                        By: /s/ Steven M. Rabinovici
                                            -----------------------------
                                            Chairman of the Board,
                                            Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Rabinovici, Stephen A. Zelnick, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                  Title                               Date
----------                  -----                               ----

/s/ Steven M. Rabinovici    Chairman of the Board and           January 30, 1997
------------------------    Chief Executive Officer
Steven M. Rabinovici


/s/ Joseph M. Scotti        Vice President, Chief Financial     January 30, 1997
------------------------    Officer, Treasurer, Secretary
Joseph M. Scotti            and Director


/s/ David R. Jacaruso       Director                            January 30, 1997
------------------------
David R. Jacaruso


/s/ Dennis Shields          Director                            January 30, 1997
------------------------
Dennis Shields


/s/ Richard DeMaio          Director                            January 30, 1997
------------------------
Richard DeMaio


/s/ Steve Cohn              Director                            January 30, 1997
------------------------
Steve Cohn


/s/ Steven Hirsh            Director                            January 30, 1997
------------------------
Steven Hirsh